UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 30, 2003

PROVIDIAN FINANCIAL CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State of incorporation)	1-12897 (Commission File Number)	94-2933952 (IRS Employer Identification No.)

201 Mission Street San Francisco, California (Address of principal executive offices)	94105 (Zip Code)

        Registrant’s telephone number, including area code: (415) 543-0404

N/A
(Former name or former address, if changed since last report)

Item 5. Other Events.

        Reported Net Credit Loss and Delinquency Rates. In our July 28, 2003 earnings call, we announced that we would no longer disclose monthly reported net credit loss and delinquency rates in the same month that we release earnings. Reported net credit loss and delinquency rates will be included in our third quarter earnings announcement scheduled for October 29, 2003.

        Providian Gateway Master Trust Net Credit Loss and Delinquency Rates. Providian Gateway Master Trust’s net credit loss rate for the month ended September 30, 2003 and its 30+ day delinquency rate as of September 30, 2003 are presented in the table below.

Trust Net Credit Loss Rate (1)(3)(4)	30+ Day Trust Delinquency Rate (2)(3)(4)
(Annualized) (Unaudited)	(Unaudited)

15.65%	12.17%

(1)	Principal charge-offs for the monthly period for loans in the Trust less the total amount of recoveries on previously charged-off loans, divided by the principal receivables outstanding in the Trust as of the last day of the prior monthly period, multiplied by 12. Recoveries include proceeds from the sale of charged-off assets to third parties. During a month in which an addition of accounts to the Trust takes place, the weighted average principal receivables outstanding in the Trust is used as the denominator (calculated based on the principal receivables outstanding in the Trust as of the last day of the prior monthly period and the principal receivables outstanding in the Trust immediately following such addition).
(2)	Total loans in the Trust that are 30+ days past due as of the last day of the monthly period, divided by the total loans in the Trust as of the last day of the monthly period.
(3)	In August 2003, in connection with the migration to the Total Systems 2 servicing platform, which increased the functionality of its data system, the Company modified its practice for recognizing the charge-off of bankruptcy accounts. Previously, the Company batch processed bankruptcy accounts and charged-off the related amounts once a month. With the change, the Company now charges off bankrupt accounts on a daily basis, generally 30 days after notification of the bankruptcy. This change continues to be within the guidelines provided by the Federal Financial Institutions Examination Council. The Company estimates the change had the effect of reducing the Trust net credit loss rate by approximately 41 basis points and increasing the Trust 30+ day delinquency rate by approximately 3 basis points in September 2003.
(4)	In September, the Company modified its loan re-aging practices. Previously, an account could qualify for re-aging if the customer paid the minimum amount due in each of three consecutive monthly payment cycles. With the change instituted in September, an account may also qualify for re-aging when the customer pays the cumulative equivalent amount within a three payment cycle period. This change is also consistent with the guidelines provided by the Federal Financial Institutions Examination Council. This change had the effect of reducing the Trust net credit loss rate by approximately 7 basis points and reducing the Trust 30+ day delinquency rate by approximately 30 basis points in September 2003.

        Providian Gateway Master Trust Excess Spread. Series-specific three-month average excess spreads for the Providian Gateway Master Trust for the month ended September 30, 2003 are presented in the table below.

Excess Spread by Series (1)

(Annualized) (Unaudited)

	Three-Month Average Excess Spread	Class A Invested Amount (2)	Class A Expected Final Payment Date
Series 2000-A	5.79%	$ 566,660,000	April 15, 2005
Series 2000-B	6.05%	$ 625,000,000	September 15, 2005
Series 2001-A	5.97%	$ 500,000,000	March 15, 2004
Series 2001-B	6.07%	$ 850,000,000	April 17, 2006
Series 2001-C	6.09%	$ 550,000,000	May 17, 2004
Series 2001-D	5.96%	$ 650,000,000	May 15, 2008
Series 2001-E	6.03%	$ 650,000,000	June 15, 2006
Series 2001-F	6.15%	$ 350,000,000	July 15, 2004
Series 2001-G	6.01%	$ 400,000,000	July 15, 2008
Series 2001-H	5.92%	$ 375,000,000	September 15, 2006
Series 2002-A(4)	6.41%	$1,560,980,000	November 17, 2003(3)
Series 2002-B	5.87%	$ 750,000,000	December 15, 2005

(1)	Excess spread for a series is based on the series' portfolio yield (generally, finance charge, fee and interchange collections allocated to the series minus principal charge-offs, net of recoveries including proceeds from the sale of charged-off loans to third parties, allocated to the series) less the series' base rate (generally, interest payable to series investors, servicing fees allocated to the series, and, for some series, certain fees payable to third-party credit enhancers), in each case measured as a percentage of the series' invested amount. A pay out event for a series will occur, and early amortization of the series will begin, if the three-month average excess spread for the series is less than 0%.
(2)	Class A Invested Amounts are as of September 30, 2003. These exclude Class B Invested Amounts and Class C Invested Amounts held by third-party investors, in the aggregate amount of $622,350,000 for all series.
(3)	Series 2002-A does not have a Class A Expected Final Payment Date. This series has a scheduled amortization period for the payment of principal for which the initial payment date is listed in the table above. Commencement of the scheduled amortization period is subject to extension under certain circumstances. The Company expects to extend the revolving period of Series 2002-A for a period of approximately twelve months, and thus extend the initial payment date of the scheduled amortization period to November 2004.
(4)	For Series 2002-A, a pay out event will occur, and early amortization of the series will begin, if a pay out event with respect to any other series of the Providian Gateway Master Trust occurs.

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PROVIDIAN FINANCIAL CORPORATION (Registrant)

/s/ Anthony F. Vuoto Anthony F. Vuoto Vice Chairman and Chief Financial Officer

Date:    October 15, 2003